                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                       [_]CONFIDENTIAL, FOR USE OF THE
[_]Preliminary Proxy Statement            COMMISSION ONLY (AS PERMITTED BY
                                          RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         COINMACH LAUNDRY CORPORATION

             -----------------------------------------------------

             (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    _______________________________________________________________________

  (2) Aggregate number of securities to which transaction applies:
    _______________________________________________________________________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    _______________________________________________________________________

  (4) Proposed maximum aggregate value of transaction:
    _______________________________________________________________________

  (5) Total fee paid:
    _______________________________________________________________________

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: _______________________________________________

  (2) Form, Schedule or Registration Statement No.: _________________________

  (3) Filing Party: _________________________________________________________

  (4) Date Filed: ___________________________________________________________

                                     LOGO

                       COINMACH LAUNDRY CORPORATION

                              55 LUMBER ROAD

                          ROSLYN, NEW YORK 11576

Dear Stockholder:

  On behalf of the Board of Directors of Coinmach Laundry Corporation, I cordially invite you to attend the Annual Meeting of Stockholders which will be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina on Tuesday, July 28, 1998 at 1:00 P.M. Eastern Standard Time.

  I look forward to greeting you personally. The accompanying Proxy Statement describes the matters to be acted on at the meeting, and I urge you to read it carefully.

  At the meeting, you will be asked to vote on the matters described in the accompanying Notice and Annual Meeting and Proxy Statement, which include election of three directors, the adoption of an employee incentive stock purchase plan and the appointment of Ernst & Young LLP as the Company's independent auditors.

  It is important that your shares be represented at the meeting regardless of the number of shares you may hold or whether or not you plan to attend in person. In order for your vote to be counted, you must sign, date and return the enclosed proxy card in the envelope provided or attend the meeting in person. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Whether or not you plan to attend in person, I urge you to sign and return the enclosed proxy card promptly.

                                          Sincerely,
                                          /s/ Stephen R. Kerrigan
                                          Stephen R. Kerrigan
                                          Chairman of the Board
                                          and Chief Executive Officer

Roslyn, New York

June 19, 1998

                         COINMACH LAUNDRY CORPORATION
                                55 LUMBER ROAD


LOGO                        ROSLYN, NEW YORK 11576

                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 28, 1998

                               ----------------

TO THE STOCKHOLDERS OF COINMACH LAUNDRY CORPORATION:

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Coinmach Laundry Corporation (the "Company") will be held on Tuesday, July 28, 1998, at 1:00 P.M. Eastern Standard Time, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina for the following purposes:

    (1) To elect three Class II directors of the Company to serve for the term expiring at the 2001 annual meeting of stockholders of the Company;

    (2) To approve the 1998 Employee Stock Purchase Plan;

    (3) To confirm the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year commencing April 1, 1998; and

    (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  NOTICE IS FURTHER GIVEN that the Company's Board of Directors has fixed June 5, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the Annual Meeting, at the Company's offices, located at 521 E. Morehead, Suite 590, Charlotte, North Carolina.

  If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a recent brokerage or bank statement or a letter from the nominee confirming your beneficial ownership of your shares. You must also bring a form of personal identification. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy issued in your name. Whether or not you plan to attend the Annual Meeting, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE.

  The annual report of the Company on Form 10-K for the fiscal year ended March 31, 1998 is being mailed to all stockholders of record and accompanies the Proxy Statement to which this notice is attached.

                                          By Order of the Board of Directors
                                          Robert M. Doyle
                                          Secretary

Roslyn, New York

June 19, 1998

                         COINMACH LAUNDRY CORPORATION
                                55 LUMBER ROAD
                            ROSLYN, NEW YORK 11576

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 28, 1998

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes hereinafter referred to as the "Board " or the "Board of Directors") and management of Coinmach Laundry Corporation, a Delaware corporation, (the "Company") to be voted at the annual meeting of stockholders (the "Annual Meeting"), to be held on July 28, 1998 at 1:00 P.M. Eastern Standard Time, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina and at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

  This Proxy Statement and the enclosed form of proxy were first mailed to stockholders on or about June 19, 1998.

  All expenses incident to the solicitation of proxies, including the costs of preparing, assembling and mailing the proxy solicitation materials, will be paid by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in distributing proxies for a fee of approximately $850, plus reimbursement of reasonable out-of-pocket expenses. Solicitation by mail, telephone, telecopier or personally may be effected by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date (each as hereinafter defined) will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

RECORD DATE AND SHARE OWNERSHIP

  The Board of Directors has fixed the close of business on June 5, 1998 as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Company has two classes of common stock outstanding: (i) Class A common stock, par value $.01 per share (the "Common Stock"); and (ii) Class B non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock"). Holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 12,687,135 shares of Common Stock issued and outstanding and 480,648 shares of Non-Voting Common Stock issued and outstanding.

VOTING AND QUORUM

  Each share of Common Stock, the only securities of the Company entitled to vote at the Annual Meeting, will be entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes on any matter to be considered at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date constitutes a quorum for the transaction of business at the Annual Meeting. Where a quorum is present, the vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote will decide any question voted upon, and the three nominees for director receiving the highest number of votes (i.e., a plurality) will be elected as directors. If any votes are withheld, such withheld votes will be excluded entirely from the vote and will have no effect.

  Abstentions and broker non-votes (as hereinafter defined) are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Common Stock will not be included in the vote totals and will have no effect on the vote.

PROXIES AND REVOCATION OF PROXIES

  Proxies in the enclosed form are solicited by the Board of Directors in order to provide each stockholder an opportunity to vote on all matters scheduled to be voted upon at the Annual Meeting, whether or not the stockholder attends in person. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld or the holder has elected to abstain and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. In the absence of specific directions, properly executed proxies will be voted "FOR" (i) the election of the nominees listed below under "ELECTION OF DIRECTORS" as Class II directors of the Company, (ii) the approval of the 1998 Employee Stock Purchase Plan, and (iii) the confirmation of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Any stockholder submitting a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (a) by delivering to the Secretary of the Company at or prior to the Annual Meeting an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (b) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

                       SECURITY OWNERSHIP OF THE COMPANY

VOTING ARRANGEMENTS

  The Company and each of Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR"), the holder of 3,008,402 shares of Common Stock (or approximately 23.7% of the outstanding Common Stock entitled to vote at the Annual Meeting), MCS Capital, Inc. ("MCS"), the holder of 321,869 shares of Common Stock (or approximately 2.5% of the outstanding Common Stock entitled to vote at the Annual Meeting), Mitchell Blatt, the holder of 298,845 shares of Common Stock (or approximately 2.4% of the outstanding Common Stock entitled to vote at the Annual Meeting), President and Fellows of Harvard College ("Harvard"), the holder of 100,273 shares of Common Stock (or approximately 0.8% of the outstanding Common Stock entitled to vote at the Annual Meeting), and Robert
M. Doyle, Michael E. Stanky, Charles Prato, James N. Chapman, Michael Marrus, David Tulkop, Russell Harrison, Sash A. and Mary Spencer, the holders of an aggregate of 174,104 shares of Common Stock (or approximately 1.4% of the outstanding Common Stock entitled to vote at the Annual Meeting), are parties to a Voting Agreement, dated July 23, 1996 (the "Voting Agreement"), pursuant to which such stockholders agreed to vote their shares of Common Stock so that the Board of Directors will consist of (i) two persons designated by GTCR (currently Messrs. Rauner and Donnini), (ii) two persons who are officers, employees or members of management of the Company and are designated by the holders of a majority of Common Stock held by executive officers of the Company (currently Messrs. Kerrigan and Blatt), (iii) two persons jointly designated by GTCR and Mr. Kerrigan (currently Mr. Chapman and Dr. Laffer), and (iv) one person designated by GTCR and approved by Mr. Kerrigan (currently Mr. Cerri).

BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth the beneficial ownership of Common Stock as of May 29, 1998, by (i) each director of the Company; (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "EXECUTIVE COMPENSATION" below, (iii) each person known by the Company to own more than 5% of the outstanding shares of Common Stock; and (iv) all directors and executive officers as a group. As of May 29, 1998, there were 12,687,135 shares of Common Stock outstanding. No director or executive officer of the Company owns any shares of Non-Voting Common Stock. The Company believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares of Common Stock beneficially owned by them.

                                                 AMOUNT AND NATURE OF PERCENT OF
                BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP  CLASS/1/
                ----------------                 -------------------- ----------
Golder, Thoma, Cressey, Rauner, Fund IV, L.P....         3,008,402       23.7%
6100 Sears Tower
Chicago, IL 60606
Strong Capital Management, Inc..................      1,530,500/2/       12.1%
100 Heritage Reserve
Menomonee Falls, WI 53051
Capital Group Companies Inc.....................      1,073,800/3/        8.5%
333 South Hope Street, 52nd Flr.
Los Angeles, CA 90071
J&W Seligman & Co. Inc..........................        886,700/4/        7.0%
100 Park Avenue, 8th Floor
New York, NY 10006
Warburg Pincus Asset Management, Inc. ..........        763,400/5/        6.0%
466 Lexington Avenue
New York, NY 10017
Palisade Capital Management LLC.................        761,100/6/        6.0%
One Bridge Plaza, Suite 695
Fort Lee, NJ 07024

OFFICERS AND DIRECTORS
Stephen R. Kerrigan.............................        506,729/7/        4.0%
Mitchell Blatt..................................        358,845/8/        2.8%
Robert M. Doyle.................................        138,601/9/        1.1%
Michael E. Stanky...............................        107,859/10/         *
John E. Denson..................................         15,797/11/         *
Bruce V. Rauner.................................      3,008,402/12/      23.7%
David A. Donnini................................      3,008,402/13/      23.7%
James N. Chapman................................         32,067/14/         *
Arthur B. Laffer................................         30,000/15/         *
Stephen G. Cerri................................         30,000/16/         *
All Officers and Directors......................      4,228,300/17/      33.3%
as a group (10 persons)

  The Company believes that none of the executive officers and directors of the Company have engaged in securities transactions for which they have failed to file, or failed to file on a timely basis, Forms 4 or 5 with the Securities and Exchange Commission (the "SEC").
--------
*Percentage of shares beneficially owned does not exceed 1% of Common Stock outstanding.
/1/ Share percentage ownership is rounded to nearest tenth of 1% and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days will become, exercisable. Shares underlying any option which was exercisable on June 5, 1998 or becomes exercisable within the next 60 days are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.

/2/ Based on a report on Schedule 13G filed by Strong Capital Management, Inc.
    ("Strong") with the SEC on March 10, 1998. Strong has sole voting power as to 1,104,050 shares and sole investment power as to 1,530,500 shares.
/3/ Based on a report on Schedule 13G filed by Capital Group Companies Inc.
    ("Capital") with the SEC on February 11, 1998. Capital has sole voting power as to 551,700 shares and sole investment power as to 1,073,800 shares. Capital has disclaimed beneficial ownership of all shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended.
/4/ Based on an amendment to a report on Schedule 13G filed by J&W Seligman &
    Co. Inc. ("Seligman") with the SEC on February 12, 1998. Seligman has shared voting power as to 886,700 shares and shared investment power as to 886,700 shares. William C. Morris, as the owner of a majority of the outstanding voting securities of Seligman, may be deemed to beneficially own the shares reported to be owned by Seligman.

/5/ Based on a report on Form 13F filed by Warburg Pincus Asset Management,
    Inc. ("Warburg") with the SEC on April 13, 1998. Warburg has sole voting power as to 377,000 shares, shared voting power as to 336,600 shares and no voting power as to 49,800 shares.

/6/ Based on a report on Schedule 13G filed by Palisade Capital Management LLC
    ("Palisade") with the SEC on January 16, 1998.

/7/ The shares are owned beneficially by MCS Capital Inc. ("MCS"), a corporation controlled by Mr. Kerrigan. Includes shares underlying options held by MCS to purchase an aggregate of 184,860 shares of Common Stock at an exercise price of $11.90 per share, all of which options are currently exercisable. Does not include shares underlying options held by MCS to purchase an aggregate of 123,238 shares of Common Stock at an exercise price of $11.90 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/8/ Includes shares underlying options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $14.00 per share and 20,000 shares of Common Stock at an exercise price of $11.90 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 80,000 shares of Common Stock at an exercise price of $11.90 per share and 60,000 shares of Common Stock at an exercise price of $14.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/9/ Includes shares underlying options to purchase an aggregate of 63,134 shares of Common Stock at an exercise price of $11.90 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 108,756 shares of Common Stock at an exercise price of $11.90 per share, all of which options are not currently exercisable nor become exercisable within the next 60 days.

/10/Includes shares underlying options to purchase an aggregate of 62,113 shares of Common Stock at an exercise price of $11.90 per share, 20,000 shares of Common Stock at an exercise price of $14.00 per share and 2,000 shares of Common Stock at an exercise price of approximately $22.31 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 41,408 shares of Common Stock at an exercise price of $11.90 per share, 30,000 shares of Common Stock at an exercise price of $14.00 per share and 8,000 shares of Common Stock at an exercise price of approximately $22.31 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/11/Represents shares underlying options to purchase an aggregate of 14,797 shares of Common Stock at an exercise price of $11.90 per share and 1,000 shares of Common Stock at an exercise price of approximately $22.31 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 11,502 shares of Common Stock at an exercise price of $11.90 per share and 4,000 shares of Common Stock at an exercise price of approximately $22.31 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/12/All such shares are held by GTCR, of which GTCR IV, L.P. ("GTCR IV"), is the general partner. Mr. Rauner is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Rauner disclaims beneficial ownership of such shares.

/13/All such shares are held by GTCR, of which GTCR IV is the general partner.
    Mr. Donnini is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Donnini disclaims beneficial ownership of such shares.

/14/Includes shares underlying options to purchase an aggregate of 17,254 shares of Common Stock at an exercise price of $11.90 per share and 6,252 shares of Common Stock at an exercise price of approximately $22.31 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 11,502 shares of Common Stock at an exercise price of $11.90 per share and 24,992 shares of Common Stock at an exercise price of approximately $22.31 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.


/15/Represents shares underlying options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $14.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $14.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/16/Represents shares underlying options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $14.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $14.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/17/In calculating the shares beneficially owned by executive officers and directors as a group, 3,008,402 shares of Common Stock owned by GTCR and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once. In calculating the percentage of shares beneficially owned by executive officers and directors as a group, the shares of Common Stock underlying all options which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on its review of copies of such
Section 16(a) forms received by it and based on written representations from certain persons that no other reports were required to be filed by them, the Company believes that, during the Company's most recently completed fiscal year ended March 31, 1998, all filing requirements applicable to its officers, directors, and ten percent stockholders were complied with.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes of directors. Each class of directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the directors will expire each year. At the Annual Meeting, three directors are to be elected in Class II to hold office until the 2001 annual meeting of stockholders or until their successors are elected and qualified. The persons designated as nominees for election as directors in Class II are Dr. Arthur B. Laffer, Stephen G. Cerri and James N. Chapman. Each of such nominees is currently a director of the Company.

  Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, the Board may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

  Certain information with respect to each of the nominees and directors relating to principal occupations and directorships, and the approximate number of shares of Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE NOMINEES AS CLASS II DIRECTORS OF THE COMPANY.

                NAME, PRINCIPAL OCCUPATION FOR THE PAST                       DIRECTOR
                       FIVE YEARS, DIRECTORSHIPS                          AGE  SINCE
                ---------------------------------------                   --- --------

                CLASS II DIRECTOR NOMINEES FOR
                     TERM EXPIRING IN 2001

DR. ARTHUR B. LAFFER. Dr. Laffer has been a director of the Company        57   1996
since September 1996. Dr. Laffer is a director of Mastec, Inc., Nicholas
Applegate Mutual Funds, Nicholas Applegate Growth Equity Funds and
United States Filter Corporation. Dr. Laffer has been Chairman and Chief
Executive Officer of Laffer Associates, an economic consulting firm, since 1979, Chief Executive Officer of Calport Asset Management, Inc., a
money management firm, since 1992 and Chief Executive Officer of Laffer
Advisors, Inc., a subsidiary of Laffer Associates, and a registered broker-dealer and investment advisor since 1985.

STEPHEN G. CERRI. Mr. Cerri has been a director of the Company since       63   1996
September 1996. Mr. Cerri has been Chairman and Chief Executive Officer of Alinabal Holdings Corporation, manufacturer of electro-mechanical and mechanical products, since November 1987 and a consultant with Capstone
Management Resources, Inc., a firm which provides consulting services to clientele involved in leveraged transactions.

                NAME, PRINCIPAL OCCUPATION FOR THE PAST                      DIRECTOR
                       FIVE YEARS, DIRECTORSHIPS                         AGE  SINCE
                ---------------------------------------                  --- --------
JAMES N. CHAPMAN. Mr. Chapman has been a director of the Company since    36   1995
April 1995. Mr. Chapman is presently a Vice President-Investment Banking with The Renco Group, Inc., a private holding company. Mr. Chapman was a
Principal of Fieldstone Private Capital Group, L.P., a financial services company, from its inception in 1990 to May 1996. Mr. Chapman was a director of Coinmach Corporation, a wholly-owned subsidiary of the
Company ("Coinmach") from November 1995 to November 1996 and a director of The Coinmach Corporation ("TCC") TCC, from January 1995 to November
1995.

               INCUMBENT CLASS I DIRECTORS WHOSE
                     TERMS EXPIRE IN 2000

STEPHEN R. KERRIGAN. Mr. Kerrigan has been Chief Executive Officer of     45   1995
the Company since April 1996 and of Coinmach since November 1995. Mr.
Kerrigan was President and Treasurer of Solon Automated Services, Inc.
("Solon") and the Company from April 1995 until April 1996, and Chief
Executive Officer of TCC from January 1995 until November 1995/1/. Mr.
Kerrigan has been a director and Chairman of the Board of the Company since April 1995 and of Coinmach since November 1995. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of
Solon from April 1995 to November 1995. Mr. Kerrigan served as Vice
President and Chief Financial Officer of TCC's predecessor, Coinmach
Industries Co., L.P. from 1987 until 1994. Mr. Kerrigan was an executive officer of CIC I Acquisition Corp. ("CIC"), which filed a voluntary petition for reorganization under Chapter 11 of the United States
Bankruptcy Code in 1993 and thereafter emerged from bankruptcy in 1994.
DAVID A. DONNINI. Mr. Donnini has been a director of the Company since    33   1995
April 1995. Mr. Donnini was a director of Coinmach from November 1995 to
November 1996 and a director of TCC from January 1995 to November 1995.
Mr. Donnini has been a Principal of GTCR since 1993. From 1991 to 1993,
Mr. Donnini was an Associate with GTCR. Mr. Donnini also serves as a director of Polymer Group, Inc.

                 INCUMBENT CLASS III DIRECTORS
                  WHOSE TERMS EXPIRE IN 1999

MITCHELL BLATT. Mr. Blatt has been President and Chief Operating Officer  46   1995
of the Company since April 1996 and of Coinmach since November 1995. Mr.
Blatt was the President and Chief Operating Officer of TCC from January
1995 to November 1995. Mr. Blatt has been a director of the Company and
Coinmach since November 1995. Mr. Blatt joined TCC as Vice President-
General Manager in 1982 and was Vice President and Chief Operating
Officer from January 1988 to February 1994. Mr. Blatt was an executive officer of CIC, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

--------
/1./ On November 30, 1995, TCC merged with and into Solon (the "Merger") and entered into a series of refinancing transactions, whereupon the surviving corporation changed its name to "Coinmach Corporation." Coinmach Corporation is the principal operating subsidiary of the Company.

                NAME, PRINCIPAL OCCUPATION FOR THE PAST                      DIRECTOR
                       FIVE YEARS, DIRECTORSHIPS                         AGE  SINCE
                ---------------------------------------                  --- --------
BRUCE V. RAUNER. Mr. Rauner has been a director of the Company since      42   1995
April 1995. Mr. Rauner was a director of Coinmach from November 1995 to
November 1996 and a director of TCC from January 1995 to November 1995.
Mr. Rauner has been a Principal and General Partner with GTCR since
1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner serves as a director of Metamor Worldwide, Inc.,
Esquire Communications Ltd., Lason Systems, Inc., Polymer Group, Inc.,
Province Healthcare Company and Dynacare Corp.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

 Committees of the Board

  The Board has three standing committees: (i) an Audit Committee, (ii) a Compensation Committee, and (iii) a Plan Administration and Compensation Committee. During the past fiscal year, the Board established three temporary additional committees, a Pricing Committee, a Special Review Committee and a Special Transactions Committee, for the specific purposes described below. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

  Audit Committee. The Audit Committee is charged with recommending the appointment of the Company's independent auditors, consulting with the independent auditors and reviewing the results of internal audits, independent audits, and the audit report with the independent auditors engaged by the Company. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting or other financial matters of the Company, as it deems necessary. The members of the Audit Committee are Dr. Laffer and Messrs. Cerri and Chapman.

  Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation of executive officers and the adoption of any compensation plans in which executive officers are eligible to participate. The members of the Compensation Committee are Dr. Laffer and Messrs. Donnini and Cerri.

  Plan Administration and Compensation Committee. The Plan Administration and Compensation Committee administers the Company's Second Amended and Restated 1996 Employee Stock Option Plan (the "Option Plan") and reviews and recommends to the Board the awards or grants to be made thereunder. The committee will also administer the 1998 Employee Stock Purchase Plan if adopted by the stockholders of the Company at the Annual Meeting. The members of the Plan Administration and Compensation Committee are Messrs. Donnini and Rauner.

 Temporary Special Committees.

  The Pricing Committee was established by the Board in October 1997 prior to consummation of the Company's secondary offering in December 1997 of in excess of 4 million shares of Common Stock at an offering price of $19.75 per share (the "Secondary Offering") for purposes of approving the timing and the final terms and conditions of the offering of Common Stock. The members of the Pricing Committee were Messrs. Kerrigan and Donnini.

  The Special Review Committee was established by the Board in May 1997 as a sub-committee of the Compensation Committee to review certain specific issues relating to the historical and current compensation of certain members of senior management of the Company. The Special Review Committee made certain recommendations to the Compensation Committee resulting in grants of certain stock options to Messrs. Blatt and Doyle and amendments to certain option agreements between the Company and each of MCS

(an entity controlled by Mr. Kerrigan) and Messrs. Doyle and Blatt providing for immediate vesting of all outstanding stock options granted under such agreements upon a "change of control" of the Company. See "EXECUTIVE COMPENSATION-Employment Agreements-Change in Control Arrangements-Stock Options". The members of the Special Review Committee were Messrs. Donnini and Rauner.

  The Special Transactions Committee was established by the Board in June 1997 for the purpose of (i) engaging a financial advisor to entertain proposals and advise the Board regarding possible investments in the Company and (ii) reviewing and evaluating any such potential transactions and making a recommendation with respect thereto to the Board. After having evaluated such potential transactions and having determined not to pursue any such transactions, the Special Transaction Committee was disbanded. The members of the Special Transaction Committee were Messrs. Donnini and Chapman.

COMPENSATION OF DIRECTORS

  Directors receive no cash remuneration for their service as directors, other than reimbursement of reasonable travel and related expenses for attendance at Board meetings. Each of Messrs. Cerri and Laffer, upon becoming directors of the Company, were granted options to purchase 60,000 shares of Common Stock at exercise prices equal to the fair market value of Common Stock on the date of grant, which options vest in four equal annual installments commencing on the date of grant. The Company paid Mr. Chapman, a director of the Company, certain fees during the past fiscal year for general financial advisory and investment banking services. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Management and Consulting Services".

ATTENDANCE AT BOARD OF DIRECTORS MEETINGS

  During the fiscal year ended March 31, 1998, the Board of Directors of the Company held two regularly scheduled meetings. The Compensation Committee met or took action by unanimous written consent twice during the past fiscal year. The Plan Administration and Compensation Committee met or took action by unanimous written consent six times during the past fiscal year. Each of the Audit Committee, Special Review Committee, Pricing Committee and Special Transaction Committee met once during the past fiscal year. Each director who is standing for re-election attended all meetings of the Board and of the committees of the Board on which they served.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the executive officers of the Company:

            NAME           AGE                                TITLE
            ----           ---                                -----
  Stephen R. Kerrigan.....  45 Chairman of the Board, Chief Executive Officer, Director
  Mitchell Blatt..........  46 President, Chief Operating Officer, Director
  Robert M. Doyle.........  41 Chief Financial Officer, Senior Vice President, Treasurer, Secretary
  John E. Denson..........  60 Senior Vice President-Corporate Development
  Michael E. Stanky.......  46 Senior Vice President

  For additional information regarding Messrs. Kerrigan and Blatt see "ELECTION OF DIRECTORS" above.

  Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of the Company since April 1996 and of Coinmach since November 1995. Mr. Doyle has been a director of Coinmach since November 1995. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined Coinmach's predecessor in 1987 as Controller. In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller. Mr. Doyle was an executive officer of CIC which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

  Mr. Denson has been Senior Vice President of the Company since April 1996 and of Coinmach since November 1995. Mr. Denson was Senior Vice President, Finance of Solon from June 1987 until November 1995. Mr. Denson has served as an officer of Solon under various titles since 1973, and served as a director and Co-Chief Executive Officer of Solon from November 1994 to April 1995.

  Mr. Stanky has been Senior Vice President of the Company since April 1996 and of Coinmach since November 1995. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon's South-Central Region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for all services rendered in all capacities for the fiscal years ended March 29, 1996, March 28, 1997 and March 31, 1998. In connection with the Merger, Solon and Coinmach Industries Co., L.P., predecessors of the Company, changed their fiscal years from September 30, 1995 and December 31, 1995, respectively, to the last Friday in March 1996. Accordingly, (i) fiscal years prior to March 28, 1997 have been restated to conform such periods to fiscal years ending the last Friday in March, and (ii) compensation for the Named Executive Officers has been adjusted to reflect the amount of compensation awarded to, earned by or paid in each of the fiscal periods shown. In March 1998, the Company changed its fiscal year end from the 52 or 53 week period ending on the last Friday of March to the twelve consecutive months ending March 31.

                                                             LONG-TERM
                                 ANNUAL COMPENSATION        COMPENSATION
                             ----------------------------   ------------
                                                            COMMON STOCK
                                             OTHER ANNUAL    UNDERLYING      ALL OTHER
      NAME AND        FISCAL SALARY   BONUS  COMPENSATION     OPTIONS       COMPENSATION
 PRINCIPAL POSITION    YEAR    ($)     ($)       ($)            (#)             ($)
 ------------------   ------ ------- ------- ------------   ------------  ----------------
 Stephen R. Kerrigan   1998  350,000 400,000     83,870/1/        --              1,929/7/
  Chief Executive      1997  330,841 400,000     97,161/2/    308,098/3/          1,875/7/
  Officer              1996  290,000  91,250        --            --              2,140/8/
 Mitchell Blatt        1998  268,530 280,000     62,680/4/    100,000             2,073/7/
  President, Chief     1997  238,942 112,000     59,673/5/    100,000             1,875/7/
  Operating Officer    1996  215,000  91,250        --            --              2,122/8/
 Robert M. Doyle       1998  169,438 175,000        --        100,000             2,030/7/
  Chief Financial      1997  149,997  62,500        --         71,890             1,875/7/
  Officer              1996  110,577  25,000        --            --              1,334/8/
 John E. Denson        1998  125,000  30,000     68,768/6/        --              1,586/7/
  Senior Vice          1997  125,859  25,000        --         28,756             1,149/7/
  President            1996  125,300     --         --            --              1,083/9/
 Michael E. Stanky     1998  164,793 175,000        --            --              2,145/7/
  Senior Vice          1997  150,500  37,500        --        153,521             1,188/7/
  President            1996  141,425     --         --            --              1,253/9/

--------
/1/ Includes $45,393 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $26,593 for reimbursement of certain out-of-pocket relocation expenses; $3,643 in automobile allowances; $3,335 in club membership fees; and $1,156 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.
/2/ Includes $45,109 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum, on a loan made by the Company to Mr. Kerrigan; $40,385 for reimbursement of certain out-of-pocket relocation expenses; $4,554 in automobile allowances; $2,424 in club membership fees; and $939 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.

/3/ Options are held by MCS, a corporation controlled by Mr. Kerrigan.
/4/ Includes $45,393 in forgiven indebtedness, $3,687 in automobile allowances;
    $12,700 in club membership fees; and $900 in life insurance premiums paid by the Company on behalf of Mr. Blatt.
/5/ Includes $45,109 in forgiven indebtedness; $4,231 in automobile allowances;
    $9,600 in club membership fees; and $733 in life insurance premiums paid by the Company on behalf of Mr. Blatt.

/6/ Includes $1,520 in imputed interest, calculated at a rate of 9.5% per annum, on an interest free loan made by the Company to Mr. Denson; $48,691 for reimbursement of certain out-of-pocket relocation expenses; $796 in automobile allowances; $984 in life insurance premiums paid by the Company on behalf of Mr. Denson; and $16,757 in net proceeds from the exercise of 2,457 options and sale of 2,457 underlying shares of Common Stock in the Secondary Offering in December 1997 (equal to the difference between the applicable exercise price of such options and the sale price of the underlying shares of Common Stock, net of commissions).
/7/ Represents matching contributions made by the Company to the Profit Sharing
    Plan.
/8/ Represents matching contributions made by TCC to the Profit Sharing Plan. /9/ Represents matching contributions made by Solon to the Solon Retirement
    Savings Plan.

EMPLOYMENT CONTRACTS

  Employment Agreements of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle. On January 31, 1995, TCC and each of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle (each, a "Senior Manager"), entered into Senior Management Agreements (collectively, the "Senior Management Agreements"). In connection with the Merger, the obligations of TCC under the Senior Management Agreements were assumed by Coinmach and certain amendments to such agreements were effected pursuant to the Omnibus Agreement, dated as of November 30, 1995 (the "Omnibus Agreement"). The Senior Management Agreements (after giving effect to base salary increases thereunder) provide for annual base salaries of $350,000, $300,000 and $175,000 for each of Messrs. Kerrigan, Blatt and Doyle, respectively, which amounts are reviewed annually by the Board. During the past fiscal year, the Compensation Committee approved increases in annual base salaries for each of Messrs. Blatt and Doyle to $300,000 and $175,000, respectively. The Board, in its sole discretion, may grant each Senior Manager an annual bonus. Each Senior Management Agreement is terminable at the will of the Senior Managers or at the discretion of the Board. Senior Managers are entitled to severance pay upon termination of their employment. If employment is terminated by the Company without Cause (as defined in the Senior Management Agreements) and no event of default has occurred under any bank credit facility to which the Company is a party, Senior Managers are entitled to receive severance pay in an amount equal to 1.5 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated by the Company and an event of default has occurred and is continuing under any bank credit facility to which the Company is a party, Senior Managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. Under limited circumstances, Senior Managers are entitled to receive half of the severance pay to which they are otherwise entitled if employment with the Company is terminated by them.

  Employment Agreement of John E. Denson. The Company entered into an employment agreement with Mr. Denson, dated as of September 5, 1996, for a term of one year which is automatically renewable each year for successive one-year terms. Such agreement provides for an annual base salary of $110,000, commencing January 1, 1997, which amount is to be reviewed each December by the Board. During the past fiscal year, the Compensation Committee approved an increase in Mr. Denson's annual base salary to $125,000. The Board may, in its discretion, grant Mr. Denson a performance-based annual bonus. The agreement is terminable at the will of Mr. Denson or at the discretion of the Board. Under the terms of such employment agreement, Mr. Denson is entitled to receive severance pay upon termination of employment by the Company without Cause (as defined in such agreement) in an amount equal to the greater of $110,000 or his annual base salary then in effect.

  Employment Agreement of Michael E. Stanky. On July 1, 1995, the Company entered into an employment agreement with Mr. Stanky which provided for an annual base salary of $150,000. The terms and conditions of Mr. Stanky's employment agreement are substantially similar to those contained in the Senior Management Agreements. During the past fiscal year, the Compensation Committee approved an increase in Mr. Stanky's annual base salary to $175,000.

  Change in Control Arrangements-Stock Options. In the event of a "change of control" of the Company, all outstanding stock options granted to MCS (an entity controlled by Mr. Kerrigan) and Messrs. Doyle and Blatt will become exercisable in full. Pursuant to the applicable stock option agreements, a "change in control" shall occur when (i) the Company at any time ceases to own directly 100% of the capital stock of Coinmach, (ii) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding Golder, Thoma, Cressey, Rauner, Inc. or any entity controlled thereby, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange
Act), directly or indirectly, of a greater percentage of Common Stock than is owned by GTCR at such time, (iii) the Board ceases to consist of a majority of the directors of the Company on January 8, 1997 and such other directors (collectively, the "Continuing Directors") whose nomination for election to the Board is recommended by the then Continuing Directors, or (iv) the Company or Coinmach (or any successor of the Company or Coinmach by merger or other business combination) at any time sells all or substantially all of its assets.

PROFIT-SHARING AND RETIREMENT SAVINGS PLAN

  The Company offers a profit sharing and retirement savings plan (the "Profit Sharing Plan") to all current eligible employees of the Company who have completed one year of service. Pursuant to the Profit Sharing Plan, eligible employees may defer from 2% up to 15% of their salaries up to a maximum level imposed by applicable federal law ($10,000 in 1998). The percentage of compensation contributed to the plan is deducted from each eligible employee's salary and considered tax-deferred savings under applicable federal income tax law. Pursuant to the Profit Sharing Plan, the Company contributes increasing matching contribution amounts, based upon the number of years of service completed by eligible participants, up to a maximum contribution of 1.5% of an eligible employee's salary (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose). Matching contribution percentages range from 5% for one to two years of service up to 25% for five or more years of service, of the amount contributed to the Profit Sharing Plan by the respective eligible employee. Eligible employees become vested with respect to matching contributions made by the Company pursuant to a vesting schedule based upon an eligible employee's years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the Profit Sharing Plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

  The Company made the following matching contributions during its fiscal year ended March 31, 1998 to the Named Executive Officers appearing in the Summary Compensation Table above: Mr. Kerrigan $1,929; Mr. Doyle $2,030; Mr. Blatt $2,073; Mr. Denson $2,030; and Mr. Stanky $2,145.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of stock options approved by the Plan Administration and Compensation Committee and made during the fiscal year ended March 31, 1998 to each of the Named Executive Officers.

                                    PERCENTAGE
                                     OF TOTAL                                 POTENTIAL REALIZABLE VALUE
                                     OPTIONS              MARKET              AT ASSUMED ANNUAL RATES OF
                         NUMBER     GRANTED TO EXERCISE  PRICE PER             SHARE PRICE APPRECIATION
                           OF       EMPLOYEES    PRICE   SHARE ON               FOR OPTION TERM ($)/1/
                         OPTIONS    IN FISCAL     PER     DATE OF  EXPIRATION ---------------------------
          NAME           GRANTED       YEAR    SHARE ($) GRANT ($)    DATE      0%       5%        10%
          ----           -------    ---------- --------- --------- ---------- ------- --------- ---------
Mitchell Blatt.......... 100,000/2/    36.0%     11.90     21.75    9/05/07   935,000 1,090,452 2,441,239
 President, Chief
 Operating Officer
Robert M. Doyle......... 100,000/2/    36.0%     11.90     21.75    9/05/07   935,000 1,090,452 2,441,239
 Chief Financial Officer

--------
/1/ These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future market performance of Common Stock and the date on which the options are exercised. The values represented in this table may not necessarily be achieved.
/2/ 20,000 shares underlying such options are immediately exercisable, and the remaining shares underlying such options become exercisable in four equal annual installments commencing on September 5, 1998.

FISCAL YEAR-END OPTIONS AND OPTION VALUES

  The following table presents certain information relating to the number and value of unexercised stock options beneficially owned by the Named Executive Officers as of March 31, 1998. With the exception of Mr. Denson (who exercised 2,457 options and sold 2,457 shares of Common Stock in the Secondary Offering in December 1997), none of such officers who owned options to purchase Common Stock during the fiscal year ended March 31, 1998 exercised any of such options during such period.

                            NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                         OPTIONS AT FISCAL YEAR END                AT FISCAL YEAR END
                                     (#)                                 ($)/1/
                         ---------------------------------      -------------------------
      NAME               EXERCISABLE        UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
      ----               -------------      --------------      ----------- -------------
Stephen R. Kerrigan.....         123,241/2/          184,857/2/  1,136,898    1,705,306
 Chief Executive Officer
Mitchell Blatt..........          20,000/3/           80,000/3/    184,500      738,000
 President, Chief
  Operating Officer               40,000/4/           60,000/4/    285,000      427,500
Robert M. Doyle.........          28,756/2/           43,134/2/    265,274      397,911
 Chief Financial Officer          20,000/3/           80,000/3/    184,500      738,000
John E. Denson..........           9,046/2/           17,253/2/     83,449      159,159
 Senior Vice President
Michael E. Stanky.......          41,409/2/           62,112/2/    381,998      572,983
 Senior Vice President            20,000/4/           30,000/4/    142,500      213,750

--------
/1/ The value of unexercised in-the-money options, whether or not exercisable, equals the difference between the fair market value of such options at fiscal year-end and the exercise price of such options. The closing price per share of Common Stock as reported on the Nasdaq National Market on March 31, 1998 was $21.125. The exercise price per share of options granted on July 23, 1996 (the "July Options") and options granted on September 5, 1997 (the "September Options") is $11.90. The exercise price per share of options granted on August 8, 1996 is $14.00.

/2/ These options were granted on July 23, 1996 and are exercisable at an exercise price of $11.90 per share.

/3/ These options were granted on September 5, 1997 and are exercisable at an exercise price of $11.90 per share.

/4/ These options were granted on August 8, 1996 and are exercisable at an exercise price of $14.00 per share.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, none of the members of which is employed by the Company, reviews, evaluates and approves the structure and implementation of the Company's compensation system for executive officers. The Compensation Committee also determines the form and amount of compensation for the chief executive and other executive officers. Dr. Laffer and Messrs. Cerri and Kerrigan served on the Compensation Committee until November 1, 1996, at which time the Compensation Committee was reconstituted at the direction of the Board of Directors and is presently comprised of Dr. Laffer and Messrs. Cerri and Donnini. The Board also maintains a Plan Administration and Compensation Committee consisting of Messrs. Donnini and Rauner, each of whom qualify as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which is authorized to take action with respect to stock option grants under the Option Plan and, if adopted at the Annual Meeting, the 1998 Employee Stock Purchase Plan.

THE EXECUTIVE COMPENSATION PROGRAM

  The executive compensation program is a performance and rewards compensation system consisting of base salaries and incentives (annual and long-term) that pay executives for the achievement of levels of performance designed to increase the stockholder value of the Company. The system also enables the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the performance of the Company and is designed to pay base salaries and provide total compensation opportunities which reward each executive for such executive's contributions to the Company's successes.

  While the Compensation Committee may rely upon quantitative measures or other measurable objective criteria, such as earnings or other indicia of financial performance, in reaching compensation determinations, the Compensation Committee evaluates executive performance and reaches compensation decisions based upon a subjective and careful analysis of each executive's specific contributions to the Company as well as the recommendations of the Company's chief executive officer.

  The Company does not require its officers to own any amount of Common Stock, nor does the Company maintain a stock retention policy for officers. However, it is the Compensation Committee's belief that the substantial voluntary stock ownership position of the Company's executive officers is an extremely strong indication of the alignment of the Company's officers' interest with that of the Company's stockholders.

BASE SALARIES

  In determining the base salaries of executive officers, the Compensation Committee takes into consideration the level of responsibility and experience of each executive officer and the knowledge and skill required. Each year, the executive's performance is evaluated and any base salary adjustment is based on an evaluation of the individual's performance and contribution. Each year, the chief executive officer makes recommendations with respect to salary adjustments for all executive officers, which recommendations are reviewed, modified where appropriate and approved or rejected by the Compensation Committee. During the past fiscal year, the Compensation Committee approved increases in annual base salaries for each of Messrs. Blatt, Doyle, Stanky and Denson to $300,000, $175,000, $175,000 and $125,000, respectively.

ANNUAL INCENTIVES

  The Compensation Committee grants bonuses to executive officers in recognition of their efforts to position the Company to achieve future growth. For example, in October 1997, the Company successfully completed its issuance of $100 million of 11 3/4% Senior Notes due 2005, and also the refinancing of its existing credit facility. In December 1997, the Company successfully completed the Secondary Offering. Additionally, since the beginning of the last fiscal year, the Company successfully consummated the acquisition of a significant number of laundry equipment service operators, which acquisitions contributed to the increase of the Company's installed-machine base by approximately 97% and to the increase in the Company's pro forma revenues by approximately 87%. After reviewing individual performances, the chief executive officer makes recommendations with respect to bonuses and other incentive awards. These recommendations are reviewed and, to the extent determined appropriate, approved by the Compensation Committee. Annual incentive awards in respect of performance during the past fiscal year have not yet been determined by the Compensation Committee.

LONG-TERM INCENTIVES

  At the time of the Secondary Offering, the Board determined that it would be appropriate to begin granting stock options to executive officers and certain key employees. Stock option grants under the Option Plan were made to provide performance-based incentives that reward executives as stockholder value increases. This long-term incentive opportunity is also intended to promote a sense of ownership on the part of executives and key employees and to establish alignment with stockholders. Other than certain stock option grants made to Messrs. Cerri, Laffer, Blatt and Doyle, all of the stock options granted outside of the 1996 Stock Option Plan were granted at an exercise price equal to 85% of the fair market value of Common Stock on the date of grant and vest in five equal annual installments commencing on the date of grant. At March 31, 1998, all stock option grants made to Messrs. Cerri and Laffer and under the 1996 Stock Option Plan were granted at an exercise price equal to the fair market value of Common Stock on the date of grant and vest in equal annual installments over a four or five year period commencing on the date of grant.

COMPENSATION ARRANGEMENTS

  From time to time, the Company enters into employment contracts or other compensation arrangements with executives. Currently, the Company has employment agreements with Messrs. Kerrigan, Blatt, Doyle, Stanky and Denson and certain other key employees. The employment agreements with Messrs. Stanky and Denson were negotiated in connection with the Company's acquisition of Solon in April 1995. The terms of all such agreements are summarized under the heading "EXECUTIVE COMPENSATION-Employment Contracts."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Total compensation (consisting of base salary, annual incentive and long-term incentives) for Stephen R. Kerrigan, the chairman and chief executive officer of the Company, is based on a variety of factors discussed below. A significant factor taken into account by the Compensation Committee in determining Mr. Kerrigan's compensation was Mr. Kerrigan's performance as chief executive officer and his contribution to the Company and its stockholders.

  Mr. Kerrigan's compensation remained constant during the past fiscal year. In May 1997 of the past fiscal year, the Compensation Committee determined to award Mr. Kerrigan annual incentive compensation in the form of a bonus of $400,000 based on Mr. Kerrigan's effective leadership and significant strategic accomplishments and on its assessment of Mr. Kerrigan's individual performance and contribution during the fiscal year ended March 28, 1997. The Compensation Committee has not yet determined the amount of any change in base salary, annual bonus or long term incentive compensation to be paid to Mr. Kerrigan for his performance and contributions during the past fiscal year.

IMPACT OF SECTION 162(M) OF THE CODE

  The Committee notes that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits, in certain circumstances, the deductibility of certain compensation, including stock-based compensation, in excess of $1 million paid to top executives by public companies. None of the compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m). See "EXECUTIVE COMPENSATION-Summary Compensation Table" above. The Compensation Committee reviews the potential effect of Section 162(m) periodically and evaluates its effect on compensation paid to the Company's executive officers.

The Compensation Committee

David A. Donnini
Dr. Arthur B. Laffer
Mr. Stephen G. Cerri

STOCK PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return of the Company from July 23, 1996 through March 31, 1998 (the last day that the Nasdaq National Market was open during the Company's 1998 fiscal year) with the cumulative total return of the NASDAQ Composite Index and the Russell 2000 Index for the same periods. The graph assumes the investment of $100 in shares of Common Stock, the NASDAQ Composite Index and the Russell 2000 Index on July 23, 1996, the date of the initial public offering of the Company, and the reinvestment of all distributions and dividends.

           COMPARISON OF CUMULATIVE TOTAL RETURN OF COINMACH LAUNDRY CORPORATION, NASDAQ COMPOSITE INDEX AND RUSSELL 2000 INDEX





                                  LINE GRAPH

                                       JULY SEPT. DEC. MAR. JUNE SEPT. DEC. MAR.
                                       23,   30,  31,  27,  27,   26,  26,  31,
                                       1996 1996  1996 1997 1997 1997  1997 1998
                                       ---- ----- ---- ---- ---- ----- ---- ----
Coinmach Laundry Corporation.......... $100 $144  $124 $121 $184 $176  $175 $151
NASDAQ Composite Index................ $100 $111  $116 $114 $130 $152  $141 $165
Russell 2000 Index.................... $100 $107  $112 $108 $123 $141  $135 $149

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended March 31, 1998, the Compensation Committee was comprised of Dr. Laffer and Messrs. Cerri and Donnini. None of Dr. Laffer or Messrs. Cerri and Donnini have been an employee or officer of the Company or any of its subsidiaries. Mr. Donnini is principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AND CONSULTING SERVICES

  During the last fiscal year, the Company paid Mr. Chapman, a director of the Company, $120,000 in 12 equal monthly installments of $10,000 per month for general financial advisory and investment banking services. Additionally, the Company paid Mr. Chapman a fee of $200,000 in October 1997 for services provided in connection with the Company's issuance of $100 million 11 3/4% Senior Notes due 2005.

REGISTRATION RIGHTS AGREEMENT

  The Company and GTCR, MCS and Messrs. Blatt, Doyle, Stanky and Chapman are parties to a registration rights agreement, dated July 26, 1995 (the "Company Registration Agreement"), pursuant to which the Company granted such parties certain rights with respect to the registration under the Securities Act, for resale to the public, of their respective Registrable Securities (as defined in the Company Registration Agreement). The Company Registration Agreement provides that, among other things, GTCR has the right to "demand" registrations under the Securities Act with respect to all or a portion of GTCR's Registrable Securities. The Company Registration Agreement also provides for customary provisions regarding the priority among holders of securities with respect to the number of shares to be registered pursuant to any demand or piggyback registration and indemnification by the Company of the holders of Registrable Securities.

CERTAIN LOANS TO MEMBERS OF MANAGEMENT

  As of May 29, 1998, Mr. Kerrigan (directly and indirectly through MCS, an entity controlled by Mr. Kerrigan) and Mr. Blatt owed the Company $606,074 and $131,074, respectively, plus interest accrued thereon. During the last fiscal year, the largest aggregate amount owed to the Company by Mr. Kerrigan (directly and indirectly through MCS) and Mr. Blatt equalled $672,620 and $172,620, respectively, plus interest accrued thereon. The indebtedness of each of MCS and Mr. Blatt is evidenced by (i) two promissory notes dated January 31, 1995 in the original principal amount of $140,000; (ii) two promissory notes dated July 26, 1995 in the original amount of $52,370; and
(iii) two promissory notes dated May 3, 1996 in the original amount of $21,797. Each such note accrues interest at a rate of 8% per annum and was delivered to the Company in connection with the purchase of Company securities by MCS and Mr. Blatt. The promissory notes dated January 31, 1995 are payable in four equal annual installments commencing on January 31, 1996. The promissory notes dated July 26, 1995 and May 3, 1996 are payable in eight equal annual installments commencing on July 26, 1996 and May 3, 1998, respectively. During the last fiscal year, the Company forgave the repayment of approximately $45,393 by each of MCS and Mr. Blatt, which amounts represent the aggregate amount of the second installment of principal and interest owed by MCS and Mr. Blatt under the notes dated January 31, 1995 and July 26,
1995.

  In connection with Coinmach's establishment of a corporate development office in Charlotte, North Carolina and the relocation of Messrs. Kerrigan and Denson to such office in September 1996 and March 1997, respectively, Coinmach extended loans to each of Messrs. Kerrigan and Denson in the principal amounts of $500,000 and $80,000, respectively. The loan to Mr. Denson (the "Denson Loan") is an interest free demand loan that is secured by certain real property owned by Mr. Denson. The loan to Mr. Kerrigan (the "Kerrigan Loan") provided for the repayment of principal and interest in five equal annual installments commencing in July 1997 (each payment date, a "Payment Date") and accrual of interest at a rate of 7.5% per annum. During the last fiscal year, the Board determined to extend the Kerrigan loan an additional five years providing for repayment of outstanding principal and interest in equal annual installments ending July 2006. The Kerrigan Loan provides that payments of principal and interest will be forgiven on each Payment Date provided that Mr. Kerrigan is employed by Coinmach on such Payment Date. If Mr. Kerrigan ceases to be employed by Coinmach for a reason other than (i) a change in control of Coinmach, (ii) the death or disability of Mr. Kerrigan while employed by Coinmach, or (iii) cause (as defined in the Kerrigan Loan) (each, a "Termination Event"), then all outstanding amounts due under the Kerrigan Loan will be forgiven as of the date of the Termination Event. If Mr. Kerrigan's employment is terminated upon the occurrence of any event that is not a Termination Event, then all outstanding amounts due under the Kerrigan Loan will become due and payable within 30 business days following the termination of Mr. Kerrigan's employment.

            PROPOSAL TO ADOPT THE 1998 EMPLOYEE STOCK PURCHASE PLAN

  The 1998 Employee Stock Purchase Plan is being submitted for approval by the stockholders of the Company.

  At a regular meeting on May 4, 1998, the Board approved the 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), subject to stockholder approval. If approved by the stockholders of the Company at the Annual Meeting, the Employee Stock Purchase Plan is intended to become effective during the fiscal year ending March 31, 1999 or such later date as determined by the Board of Directors. A copy of the Employee Stock Purchase Plan is attached as Exhibit A to this Proxy Statement. Set forth below is a summary of the principal terms of the Employee Stock Purchase Plan, which should be reviewed carefully by stockholders prior to voting on this proposal. This summary is not complete and is qualified in its entirety by reference to the Employee Stock Purchase Plan.

  The Employee Stock Purchase Plan will be administered by the Plan Administration and Compensation Committee. The Plan Administration and Compensation Committee, subject to the provisions of the Employee Stock Purchase Plan, has the power to construe the Employee Stock Purchase Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for administration of the Employee Stock Purchase Plan as it may deem appropriate. The Board may, from time to time, adopt amendments to the Employee Stock Purchase Plan without the approval of the Company's stockholders, so long as any amendment does not increase the total number of shares to be offered under the Employee Stock Purchase Plan or provide for participation by employees of any entity other than the Company or any subsidiary of the Company. The Board may not adopt any amendment to the Employee Stock Purchase Plan which would affect the Employee Stock Purchase Plan's qualification under the Code or cause Rule 16b-3 to be inapplicable to the Employee Stock Purchase Plan.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

  The Employee Stock Purchase Plan is intended to provide an incentive to, and to encourage stock ownership by, all eligible employees of the Company and designated subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Employee Stock Purchase Plan is designed to encourage eligible employees to remain in the employ of the Company. Under the Employee Stock Purchase Plan, eligible participating employees (each a "Participant") may authorize the Company to deduct amounts from their base salary, which amounts are used to purchase Common Stock through the exercise of stock options. No directors of the Company will be eligible to participate in the Employee Stock Purchase Plan unless they are also full-time salaried employees of the Company or one of its designated subsidiaries.

  The Employee Stock Purchase Plan provides that the Company may issue up to 1,000,000 shares of Common Stock pursuant to the exercise of non-transferable options granted to Participants. The Common Stock subject to the options under the Employee Stock Purchase Plan includes shares of the Company's authorized but unissued Common Stock, or previously issued shares acquired by the Company and held in its treasury. Option holders are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, reorganization, combination, liquidation, stock dividend or similar transactions.

  The Employee Stock Purchase Plan may be terminated at any time by the Company's Board of Directors. Any such termination, however, will not affect options then outstanding under the Employee Stock Purchase Plan. If at any time shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among Participants pro rata, in as uniform a manner as shall be practicable and as the Board shall determine to be equitable. Upon termination of the Employee Stock Purchase Plan, all payroll deductions not used to purchase Common Stock will be refunded to Participants without interest.

  All employees are eligible to participate in the Employee Stock Purchase Plan; provided, however, that the Plan Administration and Compensation Committee may exclude from eligibility any employee (i) who has been employed by the Company or its designated subsidiaries for less than two full years prior to the first business day of an Offering Period (defined below), (ii) whose customary employment with the Company or its designated subsidiaries is for (A) not more than five months in any calendar year or (B) 20 hours or less per week, or (iii) meets the criteria of Highly Compensated Employees (as defined in Section 414(q) of the Code). Participants may not be granted an option under the Employee Stock Purchase Plan if after the granting of the option such Participant would be treated as owning 5% or more of the total combined voting power or value of all classes of stock of the Company and its subsidiaries.

  An eligible employee electing to participate in the Employee Stock Purchase Plan must deliver to the Company, at least 30 business days before the beginning date of the next succeeding Offering Period, a subscription agreement authorizing an amount (a whole percentage not more than 10% of the eligible employee's base compensation) to be deducted by the Company from the Participant's salary and authorizing the purchase of shares of Common Stock for the Participant in each Offering Period in accordance with the terms of the Employee Stock Purchase Plan. Unless a Participant files a new authorization or withdraws from the Employee Stock Purchase Plan, the deductions and purchases under the authorization the Participant has on file under the Employee Stock Purchase Plan will continue from the initial Offering Period to succeeding Offering Periods as long as the Employee Stock Purchase Plan remains in effect. Any election by a Participant to increase or decrease the authorized deduction from compensation during an Offering Period, will become effective in the next succeeding Offering Period, provided that the Participant delivers to the Company a replacement subscription agreement at least fifteen (15) business days prior to the end of the then current Offering Period. A Participant may withdraw from the Employee Stock Purchase Plan, in whole but not in part, at any time prior to the last business day of each Offering Period by delivering a withdrawal notice to the Company, in which event the Company will refund the entire balance of the Participant's deductions not previously used to purchase Common Stock under the Employee Stock Purchase Plan. In no event may any Participant have payroll deductions made for any Offering Period which would result in aggregate deductions in excess of $15,000 for the calendar year containing such Offering Period.

  An "Offering Period" is a period of approximately three months commencing on or after the first day of each calendar quarter that is a Trading Day and terminating on or prior to the last day of each calendar quarter that is a Trading Day. A "Trading Day" is any day on which national stock exchanges and the Nasdaq National Market are open for trading.

  On the first Trading Day of each Offering Period, the Company will grant to each Participant an option to purchase shares of Common Stock of the Company. On the last Trading Day of the Offering Period, the Participant will be deemed to have exercised this option at the option price (as described below) to the extent of such Participant's accumulated payroll deduction, on the condition that the Participant remains eligible to participate in the Employee Stock Purchase Plan throughout the Offering Period. Furthermore, no Participant may be granted an option which permits the Participant to purchase shares of Common Stock under the Employee Stock Purchase Plan, together with all other employee stock purchase plans of the Company and any subsidiary corporations which qualify under Section 423 of the Code, in an amount which exceeds $25,000 based upon the fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. At the end of each Offering Period, any excess accumulation of payroll deductions which equals or exceeds the option price in such Offering Period will be promptly refunded to the Participant without interest. Under the terms of the Employee Stock Purchase Plan, the option price is an amount equal to the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Offering Period, or (ii) 85% of the fair market value of the Common Stock on the last business day of the Offering Period; provided, however, that the Plan Administration and Compensation Committee may designate a higher option price in an amount which is not more than the greater of (i) 100% of the fair market value of one share of Common Stock on the first business day of the Offering Period, or (ii) 100% of the fair market value of one share of Common Stock on the last business day of the Offering Period. The Company will accumulate and hold for the Participant's account the amounts deducted from such Participant's pay. No interest will be paid on these amounts.

  If a Participant is not a participant in the Employee Stock Purchase Plan on the last day of the Offering Period, the Participant generally is not entitled to exercise his option. A Participant's rights under the Employee

Stock Purchase Plan generally terminate upon voluntary withdrawal from the Employee Stock Purchase Plan at any time, or when such Participant's ceases employment because of retirement, resignation, discharge (whether or not for cause), death, change of status or any other reason.

  A Participant's rights under the Employee Stock Purchase Plan are the Participant's alone and may not be transferred to, assigned to, or availed of by, any other person. Any option granted to a Participant may be exercised during the Participant's lifetime and only by the Participant. A Participant may designate a beneficiary who is to receive either (i) shares of Common Stock and cash, if any, from the Participant's account under the Plan in the event of the death of the Participant subsequent to the exercise of an option but prior to the delivery of such shares or cash to the Participant, or (ii) cash from the Participant's account in the event of the death of the Participant prior to the exercise of an option. Participants who are deemed "insiders" for purposes of Section 16 of the Exchange Act are required to retain any shares acquired upon the exercise of any options under the Employee Stock Purchase Plan for a six month period after the exercise thereof.

  All payroll deductions held by the Company may be used for any corporate purposes of the Company, and the Company will not be obligated to segregate such payroll deductions unless the Plan Administration and Compensation Committee, with respect to any Offering Period, specifically so provides.

  Individual payroll deduction accounts will be maintained for each Participant. Statements of payroll deduction account will be given to all Participants at least annually, within such time as the Plan Administration and Compensation Committee may reasonably determine, which statements will set forth the purchase price, the number of shares purchased and the remaining cash balance, if any, in such Participant's payroll deduction account.

  Shares will not be issued with respect to any option granted under the Employee Stock Purchase Plan unless the exercise of such option and the issuance and delivery of shares of Common Stock pursuant thereto comply with all applicable provisions of law, domestic or foreign, and the requirements of any stock exchange upon which the Common Stock may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

FEDERAL INCOME TAX CONSEQUENCES

  The following general rules are currently applicable for United States Federal income tax purposes to Participants who receive grants of options for Common Stock and purchase shares of Common Stock pursuant to the Employee Stock Purchase Plan:

    1. The amounts deducted from a Participant's pay under the Employee Stock Purchase Plan will be included in the Participant's compensation subject to Federal income tax. Subject to certain requirements no additional income will be recognized by the Participant either at the time the options are granted pursuant to the Employee Stock Purchase Plan or at the time the Participant purchases shares of Common Stock pursuant to the Employee Stock Purchase Plan.

    2. If the Participant disposes of shares of Common Stock more than two years after the first business day of the Offering Period in which the Participant acquired the shares, then upon such disposition the Participant will recognize ordinary income in an amount equal to the lesser of:

    (a) the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or

    (b) the excess of the fair market value of the shares on the first business day of the Offering Period over the option price determined as if the option was exercised on the first business day of the Offering Period.

  In addition, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the Participant's basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the Participant's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

    3. If the Participant disposes of shares of Common Stock within two years after the first business day of the Offering Period in which the Participant acquired the shares, then upon disposition the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the last business day of the applicable Offering Period over the amount the Participant paid for the shares.

  In addition, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the Participant's basis in the shares (i.e., the amount the Participant paid for the shares plus the amount, if any, taxed to the Participant as ordinary income). If the Participant's holding period for the shares is more than one year, such gain or loss will be a long-term capital gain or loss.

    4. If the two-year holding period is satisfied, the Company will not receive any deduction for Federal income tax purposes with respect to the options or the shares of Common Stock issued upon their exercise. If the two-year holding period is not satisfied, the Company generally will be entitled to a deduction in an amount equal to the amount which is considered ordinary income to the Participant, subject to general limitations on the deductibility of compensation.

  The approval of the Employee Stock Purchase Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and entitled to vote. The Employee Stock Purchase Plan is being submitted for stockholder approval in order to comply with the conditions of Rule 16b-3 as well as the requirements of Section 423 of the Code.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

              CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Company has selected Ernst & Young LLP as independent auditors to audit the books and accounts of the Company for the current fiscal year and recommends that the stockholders confirm such selection. Ernst & Young LLP served in that capacity with respect to the fiscal year ended March 31, 1998. In the event of a negative vote, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, to have the opportunity to make a statement and to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE CONFIRMATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form(s) of proxy relating to such Annual Meeting no later than February 17, 1999. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Timely receipt of a stockholder's proposal will satisfy only one of several conditions established by applicable federal securities laws for inclusion in the Company's proxy materials.

                            DISCRETIONARY AUTHORITY

  It is not intended to bring before the Annual Meeting any matters except (i) the election of three Class II Directors, (ii) the adoption of the Employee Stock Purchase Plan and (iii) the confirmation of the appointment of Ernst & Young LLP as independent auditors. Management is not aware at this time of any other matters to be presented for action. If, however, any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.


                                       By Order of the Board of Directors

                                       Robert M. Doyle
                                       Secretary

June 19, 1998

                                     LOGO
                                   --------
                                   COINMACH
                                   --------
                              Keep America Clean
                          One Laundry Room At A Time

                         COINMACH LAUNDRY CORPORATION

                             CLASS A COMMON STOCK

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS - July 28, 1998


        The undersigned hereby appoints Stephen R. Kerrigan and Robert M. Doyle, or any one or more of them, each with full power of substitution, the proxy or proxies for and in the name of the undersigned, to vote the shares of Class A Common Stock, par value $.01 per share, of Coinmach Laundry Corporation, a Delaware corporation (the "Corporation"), that the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Corporation to be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, on Tuesday, July 28, 1998 at 1:00 P.M., local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card, and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF COINMACH LAUNDRY CORPORATION AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" APPROVAL OF THE ADOPTION OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.       COINMACH LAUNDRY CORPORATION
                                                  P.O. BOX 11415
                                                  NEW YORK, NY 10203-0415

The Board of Directors of COINMACH LAUNDRY CORPORATION recommends a vote FOR
Proposals 1, 2 and 3.

1. Election of Directors:  FOR all nominees      WITHHOLD AUTHORITY to vote        FOR all nominees except
                           listed below  [ ]     for all nominees listed below [ ]  as noted below       [ ]

Nominees: Dr. Arthur B. Laffer, Stephen G. Cerri and James N. Chapman

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "FOR all nominees except as listed below"
box and write the name/s of that/those nominee/s in space provided below.)

Exception/s: ______________________________________________   In his discretion, either of the Proxies is authorized
                                                              to vote and otherwise represent the shares upon such
2. Approval of the adoption of the 1998 Employee              other business as may properly come before the meeting or
   Stock Purchase Plan                                        any adjournment(s) or postponement(s) thereof.

   FOR  [ ]        AGAINST [ ]       ABSTAIN [ ]              [ ] Mark here if you plan to attend the meeting.

3. Ratification of appointment of Ernst & Young LLP                        Change of address and/or
   as the Corporation's independent auditors for the                       Comments Mark Here    [ ]
   the year ending March 31, 1999

FOR  [ ]        AGAINST [ ]       ABSTAIN [ ]

                                                              NOTE: Please date and sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner
                                                                    should sign. When signing in a fiduciary or representative capacity, please give your full title. If the proxy is
                                                                    submitted by a corporation or partnership, it should be
                                                                    executed in the full corporation or partnership name by
                                                                    a duly authorized person.

                                                              DATED:___________________________________________, 1998

                                                                    _________________________________________________
                                                                             SIGNATURE

                                                                     _________________________________________________
                                                                             SIGNATURE

                                                                    VOTES  MUST BE INDICATED IN BLACK OR BLUE INK. FOR EACH
                                                                    PROPOSAL, MARK "X" IN ONLY ONE BOX.

(PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)